Exhibit 99.1

OPENWAVE REPORTS FIRST QUARTER FISCAL 2008 RESULTS

Demonstrates Significant EPS Improvement with Revenue of $63.0 Million

REDWOOD CITY, CA – October 25, 2007 – Openwave Systems Inc. (Nasdaq: OPWV), one of the world’s leading software innovators enabling revenue-generating personalized services which converge the mobile and broadband experience, today announced that revenues for the first fiscal quarter ended September 30, 2007 were $63.0 million, compared with $68.1 million in the prior quarter ended June 30, 2007 and $83.8 million in the September quarter in the preceding year. On a non-GAAP basis the company reported net loss per share of $0.04, compared to net loss per share of $0.13 in the prior quarter, and net income per share of $0.02 in the September quarter in the preceding year.

“Our results today demonstrate that because of continued progress in our financial controls and increased operational efficiency, we are seeing significant improvement to our bottom line,” said Robert Vrij, president, CEO and interim Chairman of Openwave. “The company’s loss per share on a non-GAAP basis has improved by 9 cents over last quarter and 16 cents from two quarters ago.”

On a GAAP basis, net loss for the first fiscal quarter ended September 30, 2007 was $14.1 million, or $0.17 per share, compared to $123.8 million, or $1.50 per share in the prior quarter and $24.5 million, or $0.27 per share, for the September quarter in the preceding year. The Company also reported bookings of $46.2 million in the fiscal 2008 first quarter.

Net loss on a non-GAAP basis, which excludes discontinued operations, amortization of intangibles, stock-based compensation, gains on sales of non-operating assets, impairment charges, acquisition-related costs, costs associated

Openwave Reports First Quarter FY 08 Results

with the stock option review and proxy contest, retention bonuses related to exploring strategic alternatives and restructuring costs, for the first fiscal quarter ended September 30, 2007 was $3.4 million, or $0.04 per diluted share, compared with $10.5 million, or $0.13 per diluted share, in the prior quarter and a net income of $1.6 million, or $0.02 per diluted share, during the September quarter of the prior year. A reconciliation between net income (loss) on a GAAP basis and a non-GAAP basis is provided below in a table immediately following the Condensed Consolidated Statements of Operations.

Non-GAAP Measure

The Company’s stated results include a non-GAAP measure, non-GAAP net income (loss). Non-GAAP net income (loss) excludes certain items since they are related to unique non-recurring events, such as gains on sales of non-operating assets, impairment charges, costs associated with the stock option review and proxy contest, and retention bonuses related to when the Company explored strategic alternatives. Additionally, non-GAAP net income (loss) excludes other items since they are non-cash items that other companies exclude, in order to compare the Company with other companies, such as stock-based compensation, and other expenses which would not be helpful to evaluate the Company’s on-going business, such as restructuring costs and discontinued operations. Lastly, non-GAAP net income (loss) excludes non-cash expenses that relate to non-routine events, such as the amortization of intangibles and acquisition-related costs. The company considers non-GAAP net income (loss) to be an important measure because it provides a useful measure of the operational performance of the company and is used by the Company’s management for that purpose. In addition, investors often use a measure such as this to evaluate the financial performance of a company. Non-GAAP net income (loss) results are presented for supplemental informational purposes only for understanding Openwave’s operating results. These non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

Conference Call Information

Openwave has scheduled a conference call for 5:00 p.m. eastern time today to discuss its financial results for its fiscal third quarter ended September 30, 2007. Interested parties may access the conference call over the Internet through the Company’s web site at www.openwave.com or by telephone at (866) 564-7439 or (719) 785-9449 (international). A replay of the conference call will be available for one week beginning at approximately 8:30 p.m. eastern time today by calling 888-203-1112. The replay can be accessed internationally by calling 719-457-0820. Reservation number: 4304715.

Openwave Reports First Quarter FY 08 Results

A live webcast of the call, together with supplemental financial information, will also be available on the Quarterly Earnings section of Openwave’s website at http://investor.Openwave.com/ for at least 12 months.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is one of the world’s leading innovators of software applications and infrastructure designed to enable revenue-generating, personalized services, including merchandising and advertising, which converge the mobile and broadband experience across all of a user’s devices.

As the communications industry intersects with the Internet, Openwave software enables service providers to converge services, increasing the value of their networks by accelerating time to market and reducing the cost and complexity associated with new service deployment. Openwave’s unique product portfolio provides a complete range of service management, messaging, location and client technologies. Openwave is a global company headquartered in Redwood City, California.

Openwave is a trademark of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

Cautionary Note Regarding Forward Looking Statements

This release contains forward-looking statements relating to expectations, plans or prospects for Openwave Systems Inc. that are based upon the current expectations and beliefs of Openwave’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Openwave does not expect to, and disclaims any obligation to, update such statements. Openwave, however, reserves the right to update such statements or any portion thereof at any time for any reason.

In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the ability to continue to improve financial controls, increase operational efficiency, or control expenses; (b the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (c) the ability to improve sales productivity; (d) the ability to continue to sell our existing products and enhancements; (e) the ability to develop and commercialize new products; (f) risks associated with the development and licensing of software generally, including potential delays in software development and technical difficulties that may be encountered in the development or use of our software; and (g) increased global competition and pricing pressure on our products.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, and any subsequently filed reports. All documents also are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave’s website at www.openwave.com.

Openwave Systems Inc.

Investor Relations

Mike Bishop

investor@openwave.com

Tel: 650-480-4461

Public Relations

Vikki Herrera

Vikki.Herrera@openwave.com

Tel: 650-480-6753

OPENWAVE SYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS-UNAUDITED

(In thousands)

	September 30, 2007	June 30, 2007
Assets
Current Assets:
Cash, cash equivalents and short-term investments	$204,890	$240,644
Restricted cash	962	2,061
Accounts receivable, net	56,273	72,894
Prepaid and other current assets	31,910	30,482
Current assets of discontinued operations	16,640	19,039

Total current assets	310,675	365,120

Property and equipment, net	18,407	19,834
Long-term investments and restricted cash and investments	64,059	37,944
Deposits and other assets	4,255	4,575
Goodwill and intangible assets, net	85,443	86,162
Noncurrent assets of discontinued operations	34,841	34,652

Total assets	$517,680	$548,287

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$2,949	$10,288
Accrued liabilities	54,760	56,344
Accrued restructuring costs	15,188	26,118
Deferred revenue	44,704	46,342
Convertible subordinated notes, net	149,223	—
Current liabilities of discontinued operations	16,570	18,837

Total current liabilities	283,394	157,929

Accrued restructuring costs, less current portion	48,818	51,140
Deferred revenue, less current portion	17,570	11,917
Deferred rent obligations and long-term taxes payable	4,216	1,649
Deferred tax liabilities, net	626	1,349
Convertible subordinated notes, net	—	149,017
Noncurrent liabilities of discontinued operations	5,142	5,034

Total liabilities	359,766	378,035

Stockholders' equity	157,914	170,252

Total liabilities and stockholders' equity	$517,680	$548,287

OPENWAVE SYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS-UNAUDITED

(In thousands, except per share data)

	Three Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006
Revenues:
License	$17,323	$19,402	$29,570
Maintenance and support	21,644	22,443	22,813
Services	24,005	26,249	31,428

Total revenues	62,972	68,094	83,811

Cost of revenues:
License	842	1,510	1,805
Maintenance and support	8,303	9,099	7,808
Services	18,100	18,102	22,374
Amortization of intangible assets	2,054	2,056	1,518

Total cost of revenues	29,299	30,767	33,505

Gross profit	33,673	37,327	50,306

Operating expenses:
Research and development	14,927	17,539	18,258
Sales and marketing	18,533	24,910	25,051
General and administrative	13,920	16,253	15,470
Stock option review and associated costs	—	—	5,492
Restructuring and other related costs	1,208	17,548	10,500
Acquisition-related costs and amortization	829	823	714
Gain on sale of technology	—	—	(1,287)

Total operating expenses	49,417	77,073	74,198

Operating loss from continuing operations	(15,744)	(39,746)	(23,892)
Interest and other (expense), net	2,904	3,430	5,898
Gain on non-marketable equity securities	—	1,065	—

Pre-tax loss from continuing operations	(12,840)	(35,251)	(17,994)
Income taxes	954	1,807	2,071

Net loss from continuing operations	(13,794)	(37,058)	(20,065)
Net loss from discontinued operations, net of tax	(351)	(86,756)	(4,472)

Net loss	$(14,145)	$(123,814)	$(24,537)

Basic and diluted net loss per share from:
Continuing operations	$(0.17)	$(0.45)	$(0.22)
Discontinued operations	—	(1.05)	(0.05)

Net loss per share	$(0.17)	$(1.50)	$(0.27)

Shares used in basic and diluted net loss per share	82,224	82,449	91,815
Stock-based compensation by category:
Maintenance and support	$200	$168	$182
Services	300	216	283
Research and development	380	757	574
Sales and marketing	807	760	2,528
General and administrative	657	(459)	1,978
Restructuring and other related costs	—	1,691	—
Discontinued operations	145	152	161

	$2,489	$3,285	$5,706

OPENWAVE SYSTEMS INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME (LOSS)

(In thousands, except per share data)

	Three Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006
Reconciliation between GAAP and Non-GAAP net income (loss):
Net loss	$(14,145)	$(123,814)	$(24,537)
Exclude:
Restructuring and other related costs	1,208	17,548	10,500
Acquisition-related costs and amortization(a)	2,883	2,879	2,232
Amortization of stock-based compensation	2,344	1,442	5,545
Professional fees associated with unusual events(b)	1,374	3,314	5,492
Retention bonuses related to strategic alternatives	3,398	3,217	—
Gains on non-operating assets	—	(1,065)	(1,287)
Discontinued operations, net of tax	351	86,756	4,472
Tax impact of reconciling items(c)	(821)	(826)	(813)

Non-GAAP net income (loss)	$(3,408)	$(10,549)	$1,604

GAAP net loss per share—diluted	$(0.17)	$(1.50)	$(0.27)
Exclude:
Restructuring and other related costs	$0.01	$0.21	$0.12
Acquisition-related costs and amortization(a)	$0.04	$0.03	$0.02
Amortization of stock-based compensation	$0.03	$0.02	$0.06
Professional fees associated with unusual events(b)	$0.02	$0.04	$0.06
Retention bonuses related to strategic alternatives	$0.04	$0.04	$—
Gains on non-operating assets	$—	$(0.01)	$(0.01)
Discontinued operations, net of tax	$—	$1.05	$0.05
Tax impact of reconciling items(c)	$(0.01)	$(0.01)	$(0.01)

Non-GAAP net income (loss) per share—diluted	$(0.04)	$(0.13)	$0.02

Shares used in computing diluted earnings per share	82,224	82,449	91,815

(a)	Acquisition-related costs relates to payments due under the terms of the Widerweb acquisition. Amortization relates to acquired intangible assets.
(b)	Relates to legal fees regarding the stock option lawsuits, proxy contests and strategic alternatives.
(c)	The tax impact relates to amortization of acquisition-related intangibles and tax benefits related to stock-based compensation.

OPENWAVE SYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS-UNAUDITED

(in thousands)

	Three Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006
Operating activities:
Net loss	$(14,145)	$(123,814)	$(24,537)
Reconciling items:
Depreciation, amortization of intangibles and stock-based compensation	7,700	10,242	13,720
Non-cash restructuring charges	532	258	1,360
Recovery for doubtful accounts	(773)	(347)	—
Other non-cash items, net	(798)	(630)	(2,787)
Proceeds from sale of technology	—	—	(1,287)
Impairment of goodwill and other intangibles	—	87,968	—
Changes in operating assets and liabilities, net of effect of acquisitions	(2,962)	25,037	7,567

Net cash used for operating activities	(10,446)	(1,286)	(5,964)

Investing activities:
Purchases of property and equipment, net	(1,917)	(1,182)	(4,655)
Proceeds from sale of non-operating assets	1,065	—	1,287
Proceeds (purchases) of investments, net	56,670	87,328	(17,558)
Restricted cash and investments	(195)	(519)	2,045

Net cash (used for) provided by investing activities	55,623	85,627	(18,881)

Financing activities:
Net proceeds from issuance of common stock	58	245	138
Cash used to repurchase stock from employees	(505)	—	(113)
Employee stock purchase plan	—	1,070	—
Stock buy back and dividend payment	—	(99,394)	—

Cash (used for) provided by financing activities	(447)	(98,079)	25

Effect of exchange rates on cash and cash equivalents	—	135	21

Net increase (decrease) in cash and cash equivalents	44,730	(13,603)	(24,799)
Cash and cash equivalents at beginning of period	86,099	99,702	172,546

Cash and cash equivalents at end of period, including discontinued operations	$130,829	$86,099	$147,747

Cash and cash equivalents included in discontinued operations	(3,451)	(5,518)	(3,870)

Cash and cash equivalents at end of period	$127,378	$80,581	$143,877